Exhibit 10.1

AGREEMENT AND RELEASE

For good and valuable consideration, receipt of which is hereby acknowledged, Virgil Leslie (hereinafter referred to as “Employee”) and Quality Distribution, Inc. ( hereinafter referred to as the “Company” ) together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, assigns, directors, officers, employees and agents whether present or former (hereinafter collectively referred to as the “Employer”), hereby agree as follows:

1.	The Employee’s employment with the Company shall cease on April 14, 2008 (the “Separation Date”). This Agreement shall supersede any previous employment agreement with the Employee.

2.	The Severance Period for The Employee shall be 64 weeks and shall be paid at the Employee’s current base salary. The severance, minus applicable withholding and tax deductions required by law, will be paid in accordance with the normal payroll cycles.

3.	The Employee shall receive medical, dental and vision coverage (if applicable ) during 64 weeks of the Severance Period at the applicable rates as all other employee’s , including new rates that become applicable for 2009. The Employee’s COBRA benefits (18 month eligibility ) will start on the Separation Date. During the first 64 weeks the Company will pay for the benefit except for the Employee portion. After 64 weeks, if the Employee remains on COBRA, the Employee is responsible for the entire COBRA payment. If the Employee obtains other employment that offers medical, dental , and vision coverage, within the Severance Period, the Employee is required to take those benefits and cease COBRA coverage from The Company.

4.	All life insurance coverage will cease as of the Separation Date.

5.	Short term and long term disability coverage cease as of the Separation Date.

6.	The Employee shall retain the right to exercise vested options until April 14, 2009. All unvested options will be forfeited effective as of the Separation Date.

7.	If applicable 401k contributions and Deferred Compensation contributions can only be deducted through Employee’s last day of active employment, which is the Separation Date.

8.	If Employee files for Unemployment Compensation and collects weekly benefits during the severance pay periods, the amount that Employee receives will be deducted from Employee’s severance checks.

The Employee agrees to the following in exchange for the conditions listed above:

1.	The Employee agrees that he shall cooperate with Employer in the future should the Employer need information, testimony or other material relating to the Employee’s employment with the Employer. The Employer agrees to reimburse the Employee for any expenses incurred or loss suffered as a result of providing such cooperation.

2.

In consideration of the severance pay described in this letter, you hereby release and forever discharge Quality Distribution including its parent, subsidiaries, affiliates, directors and officers (hereinafter collectively referred to as the Company) from any and all matter of actions, suits, proceedings, claims and demands of any kind or character whatsoever, in law or in equity, in any way directly or indirectly related to or connected with your employment with the Company or the termination of employment with the Company, including but not limited to claims for wrongful discharge, breach of contract, any and all forms of employment discrimination in violation of any federal, state or local law (including but not limited to claims for discrimination on the basis of race, color, religion, sex, national origin, age and/or mental or physical handicap, whether asserted under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2001e et seq., the Civil Rights Act of 1870, 42 U.S.C. Section 1981, The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq., The Rehabilitation Act of 1972, as amended, 29 U.S.C. Section 701 et seq., and/or any and all other claims for additional compensation or damages of whatsoever kind arising in connection with your employment and/or separation from employment with the Employer. In addition, this Agreement and Release specifically includes all claims for costs and/or attorney’s fees, if any, incurred by you in connection with any aspect of your employment relationship and/or your separation from employment with the Employer.

3.	The Employee specifically understands and hereby agrees that the provisions of this Agreement and Release extend to all of the aforementioned actions, whether presently matured or not matured, known or unknown, suspected or unsuspected by him, and further agrees that this constitutes an essential material term of this Agreement. The Employer and Employee understand and acknowledge that this Agreement and Release constitutes a binding legal contract, and expressly consent that the Agreement shall be given full force and effect according to each and all of its express terms and provisions.

4.	It is specifically understood and agreed that this Agreement and Release shall not in any way be construed as an admission that the Employer has violated any federal, state or local law or common law duty, or that any action taken by the Employer with respect to the Employee has been unwarranted, unjustified, discriminatory or otherwise unlawful.

5.	It is specifically understood and agreed that the provisions of this Agreement and Release are severable, and that, if any provision of this Agreement and Release or if the application thereof under any circumstances if found to be invalid or unenforceable, all other provisions that can be given effect without the invalid or unenforceable provision shall remain valid and enforceable.

6.	The Employee hereby acknowledges that he is acting of his own free will, that he has been afforded a period of not less than twenty-one (21) days within which to read and consider the terms of this Agreement and Release, that he has been encouraged to seek the advice of counsel with respect to this Agreement and Release, and that he fully understands all of the provisions and effects of this document. In addition, the Employee hereby acknowledges that neither the Employer nor any of its agents, representatives, or attorneys has made any representations concerning the terms of this Agreement and Release other than those contained herein.

7.	The Employee acknowledges that he is fully aware that he remains free to revoke this Agreement and Release for a period of seven (7) days following the execution by him/her of this Agreement and Release, by providing written notice to the Employer of his intention to revoke within the seven (7) day period in question. The Employee further understands that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

8.	The Employee agrees to be bound by Appendix A and Appendix B, which are attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the parties have set their hands and seals to this Agreement and Release.

Date: April 24, 2008	/s/ VIRGIL LESLIE
Virgil Leslie

Date: April 24, 2008	QUALITY DISTRIBUTION, INC.

	By:	/s/ DENNIS R. COPELAND
	Name:	Dennis R. Copeland
	Title:	Senior Vice President – Administration

Appendix A

RESTRICTIVE COVENANT

In consideration of the above severance payments and benefits, along with the provision by the Company of trade secrets and confidential information to Employee, the Company’s introduction to Employee of its clients and customers, and other good and valuable consideration, Employee and Company agree as follows:

For a period of 24 months following the Separation Date, Employee will not, either on his own behalf or on behalf of any other person, firm or entity, individually or collectively, directly or indirectly: (i) engage in the bulk trucking, transloading, bulk tank cleaning, or bulk container business, or any other business in which QDI or any of its subsidiaries are engaged as of the Separation Date (collectively, the “Company Business”) in any geographic area in which QDI or any of its subsidiaries participated in the Company Business during the last 24 months prior to the Separation Date; or (ii) compete with QDI or any of its subsidiaries, or participate as an agent, employee, officer, consultant, advisor, representative, stockholder, partner, member, joint venturer, or in any other capacity, or have any direct or indirect financial interest, in any enterprise that has any material operations engaged in the Company Business in any geographic area in which QDI or any of its subsidiaries participated in the Company Business during the last 24 months prior to the Separation Date; provided, however, that nothing contained herein shall prohibit Employee from owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor; or being employed by an enterprise that engages in the Company Business, but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business.

Employee acknowledges that irreparable damage would occur in the event of a breach of the provisions of this Restrictive Covenant by Employee. Therefore, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Restrictive Covenant and to enforce specifically the terms of such provisions.

If any provision of this Restrictive Covenant is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Covenant. Furthermore, if the scope of any restriction or requirement contained in this Covenant is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

AGREED:

/s/ VIRGIL LESLIE
Virgil Leslie

Date: April 30, 2008

Appendix B

In consideration of the above severance payments and benefits, along with the provision by the Company of trade secrets and confidential information to Employee, the Company’s introduction to Employee of its clients and customers, and other good and valuable consideration, Employee and Company agree as follows

CONFIDENTIALITY

Employee will not use or disclose any Confidential Information belonging to the Company, including its affiliates and subsidiaries. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to,

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

Employee will return to the Company upon termination of employment all property belonging to the Company, including all Confidential Information in a tangible form. The restriction in this paragraph on using or disclosing Confidential Information extends beyond Employee’s employment with the Company, so long as the Confidential Information is not generally known outside of the Company.

NON-SOLICITATION/ NON HIRE

Employee will not, for a period of 24 months after the Separation Date (the “Non-Solicitation Expiration”), solicit , hire, or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries, who or which was a customer at any time during the twenty-four months prior to Employee’s Separation Date, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its subsidiaries.

Employee will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any subsidiary.

Employee will not, prior to the Non-Solicitation Expiration, solicit, hire, or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any of the Company’s truck drivers, owner/operators, or affiliate terminal operators, or the employees or fleet owners associated with any affiliate terminal operator) of the Company or any of its subsidiaries or affiliates as or the Employee’s Separation Date (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Employee’s Separation Date) with respect to any employment services or other business relationship.

NON-DISPARAGEMENT

Employee will not make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its subsidiaries or affiliates, or any employees or representatives thereof.

MISCELLANEOUS

Remedies

The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of the entire Agreement. Therefore, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Agreement and to enforce specifically the terms and provisions of such sections.

Jurisdiction and Governing Law

This Agreement shall be governed in accordance with the laws of the State of Florida and the exclusive jurisdiction for enforcing this agreement shall be the federal or state courts located in Florida.

Severability

If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

Amendments

No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

Interpretation

The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.

AGREED:

/s/ VIRGIL LESLIE
Virgil Leslie

Date: April 30, 2008